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                                                                                                                EXHIBIT 12-1
                                                                                                                ------------

                                                          NISOURCE INC.
                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                                                                                              Twelve
                                                                                                                              Months
                                                                                                                               Ended
                                                                      Year Ended December 31,                               June 30,
                                               ---------------------------------------------------------------------
                                                       1994          1995           1996          1997           1998           1999
                                               ------------  ------------   ------------  ------------   ------------  -------------

     Earnings  as defined  in item  503(d) of
     Regulation S-K:
     Income before interest charges            $272,678,294  $284,665,276   $287,877,630  $319,514,639   $338,081,136   $359,775,607
       Adjustments-
         Federal income taxes                   100,320,953    95,676,572     80,626,310    97,010,863    115,799,335    111,112,976
         State income tax                        15,398,420    15,214,803     12,781,207    16,856,952     16,785,056     17,054,730
         Deferred investment tax credit, net    (6,499,242)   (7,515,362)    (7,407,813)   (7,375,636)    (7,360,787)    (7,526,107)
         Deferred income taxes, net            (11,488,355)   (1,479,358)     21,125,012   (1,466,940)   (22,460,744)   (10,300,045)
        Federal and state income taxes
         included in other income              (16,332,753)   (2,698,478)      (206,820)       987,240    (1,900,910)      (668,836)
         Amortization of
           capitalized interest                     103,130       247,516        247,512             0              0              0
                                               ------------  ------------   ------------  ------------   ------------   ------------
                                               $354,180,447  $384,110,969   $395,043,038  $425,527,118   $438,943,086   $469,448,325
                                               ============  ============   ============  ============   ============   ============

     Fixed charges as defined in
       item 503(d) of Regulation
       S-K:
       Interest on long-term debt               $78,292,155   $82,655,251    $84,254,716  $102,842,096   $111,419,929   $121,290,658
       Other interest                            11,650,228    13,561,297     17,759,136    13,453,006     16,536,021     22,696,521
       Amortization of premium,
         reacquisition premium,
         discount and expense
         on debt, net                             3,897,151     4,401,658      4,605,471     4,718,120      4,589,696      4,867,887
       Interest portion of rent
         expense                                  2,220,575     2,415,111      2,656,116     2,939,650      7,899,302     12,120,929
       Minority Interest
        (Topies)................                                                                                           7,633,125
       Capitalized interest during period         2,145,182       234,613              0             0              0              0
                                                -----------  ------------   ------------  ------------   ------------   ------------
                                                $98,205,291  $103,267,930   $109,275,439  $123,952,872   $140,444,948   $168,609,120
                                                ===========  ============   ============  ============   ============   ============


     Plus preferred  stock dividends:
       Preferred dividend
         requirements of subsidiary              $9,912,759    $9,046,207     $8,711,985    $8,691,457     $8,538,180     $8,436,179
       Preferred dividend
         requirements factor                           1.47          1.54           1.59          1.54           1.49           1.54

       Preferred dividend
         requirements of subsidiary              14,571,756    13,931,159     13,852,056    13,384,844     12,721,888     12,991,716
       Fixed charges                             98,205,291   103,267,930    109,275,439   123,952,872    140,444,948    168,609,120
                                               ------------  ------------   ------------  ------------   ------------   ------------
                                               $112,777,047  $117,199,089   $123,127,495  $137,337,716   $153,166,836   $181,600,836
                                               ============  ============   ============  ============   ============   ============

     Ratio of earnings to fixed
       charges                                         3.14          3.28           3.21          3.10           2.87           2.59
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